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                             CERTIFICATE OF MERGER

                                       OF

                          ABANA PHARMACEUTICALS, INC.

                                      INTO

                         ABANA ACQUISITION CORPORATION


     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                   NAME                     STATE OF INCORPORATION
             Abana Pharmaceuticals, Inc.              Delaware
             Abana Acquisition Corporation            Delaware


     SECOND: That an agreement of merger ("Agreement of Merger") between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of Delaware.

     THIRD: That the Agreement of Merger was duly adopted pursuant to Section 228 of the General Corporation Law of Delaware by the written consent of the stockholders holding 1,323,864 shares of the capital stock of Abana Pharmaceuticals, Inc., same being more than a majority of the shares issued and outstanding having voting power.

     FOURTH: That written notice of adoption of the Agreement of Merger has been given as provided in Section 228 of the General Corporation Law of Delaware to every stockholder entitled to such notice.

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     FIFTH:  That the name of the surviving corporation of the merger is Abana
Acquisition Corporation.

     SIXTH: That the Certificate of Incorporation of Abana Acquisition Corporation, a Delaware corporation, which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation with the exception that the Certificate of Incorporation is hereby amended by deleting Article One in its entirety and inserting in lieu thereof a new Article One to read in words and figures as follows:

                                  ARTICLE ONE
     The name of the Corporation is JMI-Abana Pharmaceuticals, Inc.

     SEVENTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1945 Craig Road, St. Louis, Missouri 63146.

     EIGHTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     NINTH: That this Certificate of Merger shall be effective on December 31, 1996.

Dated: December 31, 1996

                                             ABANA ACQUISITION CORPORATION


                                             By        /s/ Dennis M. Jones
                                                ---------------------------
                                                Dennis M. Jones, President



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